Exhibit 10.1
April 28, 2026

Lindsey Wiedmann
Via Email

Dear Lindsey:

On behalf of Nextpower LLC (the “Company” or “Nextpower”), I am delighted to offer you the position of Chief Legal & Compliance Officer, subject to the approval of our Board of Directors (or an applicable committee of the Board of Directors), working out of our Fremont facility. This position will report to Dan Shugar, Chief Executive Officer. The specific details of the offer are as follows:

Cash Compensation:
The starting salary for this position is $450,000 per year if annualized ($17,307.69 gross bi-weekly salary according to Nextpower’s regular payroll schedule) (the “Base Salary"). You are also eligible to participate in the Nextpower's Short-Term Incentive Plan (“Bonus Plan”). Your Bonus Plan target is 75% of your Base Salary. Actual Bonus Plan payout level is dependent upon Company performance and other provisions contained in the Bonus Plan document.

Fiscal 2027 Long Term Incentive Target:
For fiscal year 2027, the Company shall, subject to the approval of its Board of Directors (or an applicable committee of the Board of Directors), grant you an annual equity award with a target grant date value of $3,250,000 (as determined by the Company) to be evenly split between restricted stock units (RSUs) and performance stock units (PSUs).

The RSUs will vest over three years following the vesting commencement date applicable to the annual RSU grants made to other executives of the Company for fiscal 2027, with 30% vesting on the first anniversary of the vesting commencement date, 30% on the second anniversary of the vesting commencement date, and 40% on the third anniversary of the vesting commencement date, in each case subject to your continued employment with the Company or a wholly owned subsidiary thereof through the applicable vesting date. The PSUs will vest based on achievement of both service- and performance-based vesting conditions as set forth in the applicable equity award agreement.

The RSUs/PSUs will be granted pursuant to and will be subject to the terms of the Nextpower Inc. Second Amended and Restated 2022 Equity Incentive Plan (as amended from time to time, the “Plan”), as well the applicable equity award agreements to be provided to you. In the event of any conflict or inconsistency between the terms of this offer letter and the Plan and the equity award agreements, the terms of the Plan and the equity award agreements will control.

Other Benefits:
As a regular employee, scheduled to work 36 or more hours per week, you will be eligible to participate in the TFA (Tracking Free Attendance) program. As an Official participant in this program, you will not be required to manage your PTO balance, maintain maximum accruals or log requested time off in Workday. Other benefits applicable the first of the month following your date of hire include medical, dental, vision, life/accidental death, and dismemberment, short- and long-term disability, flexible spending accounts and a 401(k) plan (deferrals begin as soon as administratively possible once you enroll). Timely enrollment of specific benefit plans is critical. You must enroll within 31 days of your benefits eligibility date, or you will receive default coverage (no medical, dental or vision coverage but you will be enrolled for basic life/accidental death and dismemberment, core short-term and long-term disability). In addition, you will not be able to make an election until the next annual “Open Enrollment." Consult the plan booklet for more information. You should also note that the Company reserves the right to modify wages and benefits from time to time at its discretion.

Confidentiality and At-Will Employment:
In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. By accepting this offer of employment, you are assuring us that you will be able to work for Nextpower within the guidelines just described. Moreover, you realize as an employee of the Company you may create or have access to confidential information, trade secrets, processes, inventions, etc. belonging to the Company or third parties doing business with the Company. As such, you will be required to sign, as a condition of employment, an Employee Proprietary Information and Inventions and Non-Solicitation of Employees and Customers Agreement.

Your employment with the Company is “at-will". This means that either you or the Company has the right to terminate the employment relationship at any time for any lawful reason, with or without advance notice, with or without cause. The “at-will” nature of employment with Nextpower is an aspect of your employment that cannot be changed, except in writing signed by you and an officer of Nextpower. Any contrary representations or agreements, which may have been made to you, are superseded by this offer. In addition, the Company has the right to take any personnel action (e.g., change of status, relocation, change of salary and benefits, etc.) at any time, for any lawful reason, with or without advance notice, with or without cause.

Your employment pursuant to this offer is contingent upon:

•    You completing Section 1 of the Form I-9 and providing, within 3 business days of your start date, the legally required proof of your identity and authorization to work in the United States which you will need to bring with you on your first day of employment.
•    Your execution of the company's Confidential Information and Inventions Agreement.

Nextpower has in place Binding Corporate Rules throughout its Global Footprint as an organization. These rules are seen by Regulators as the highest standard of data protection available to any company. With these BCR’s in place Nextpower meets the necessary criteria to hold and manage Personal data including the transfer of personal data transnationally within the Nextpower Organization.

Personal data (including sensitive data) relating to you which has been or is in the future obtained by the Company may be held and processed by the Company or any associated company either by computer or manually for any purpose relating to the administration, management and operation of your employment, (including payment of wages and maintenance of attendance, performance and conduct records) or in relation to the Company's legal obligations or business needs.

If you accept this offer, the terms described in this letter and the Confidential Information and Inventions Agreement shall be terms for your employment. This offer letter supersedes any other statements or promises made by any company representative. It contains the entire offer the Company is making to you. This agreement can only be modified by written agreement signed by you and an officer of the Company.

If accepted, your start date will be July 20, 2026.

We look forward to your positive response and are very excited about your joining our Nextpower Team!

Sincerely,
/s/ Lance Turner
Lance Turner
Chief Human Resources Officer

OFFER ACCEPTANCE

I understand all the terms and conditions in this offer letter, including those regarding the “at will” relationship and I accept this offer. I agree by signing below that the Company has made no other promises other than what is outlined in this letter and that it contains the entire offer the Company is making to me and I accept this offer.

/s/ Lindsey Wiedmann	April 28, 2026	July 20, 2026
Lindsey Wiedmann	Today’s Date	Start Date